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                                                                    EXHIBIT 4.37


                                 AMENDMENT NO. 1
                        TO SECURITIES PURCHASE AGREEMENT



         This Amendment No. 1 to Securities Purchase Agreement ("Amendment") is dated as of October 6, 1999 to be effective as of February 25, 1999 (as to the First Traunch as that term is defined herein) and as of March 31, 1999 (as to the Second Traunch as that term is defined herein) and is made by and between Team Communications Group, Inc., a California corporation (the "Company") and VMR SA Luxembourg, Chateau Woltz, 34 Rue Neuve, Remich, L5560 Luxembourg, (the "Purchaser").

         WHEREAS, on February 25, 1999 the Company and the Purchaser executed a Securities Purchase Agreement (the "Agreement") whereby the Company desired to issue and sell to the Purchaser and the Purchaser desired to acquire from the Company up to $1,000,000 aggregate principal amount of 8% convertible debentures due 2002 (the "Debentures") of the Company and warrants ("Warrants") to purchase up to 100,000 shares of common stock.

         WHEREAS, on February 25, 1999 the Purchaser purchased $500,000 of Debentures and was issued Warrants to purchase 50,000 shares of common stock (the "First Traunch").

         WHEREAS, on March 31, 1999, the Purchaser purchased $500,000 of Debentures and was issued Warrants to purchase 50,000 shares of common stock (the "Second Traunch").

         WHEREAS, the parties hereto intended at the time of each of the issuances of securities that such Warrants not be issued to the Purchaser but, in fact, be issued to Century City Securities, Inc.

         WHEREAS, the Warrants were in fact mistakenly issued to the Purchaser.

         WHEREAS, the parties hereto desire to amend the Securities Purchase Agreement effective as of the date of the First and Second Traunches, respectively with the First and Second Traunches to correct the clerical errors referenced in the Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, Company and Purchaser agree as follows:

         1. All Warrants issued to the Purchaser further to Article I of the Agreement be, effective each of February 28, 1999 and March 31, 1999, as applicable, in fact issued to Century City Securities, Inc.

         2. Century City Securities, Inc. shall have all rights as a Purchaser set forth in that Registration Rights Agreement dated as of February 25, 1999 by and among the Company and the Purchaser.


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         3.       The parties hereto shall take all actions to cause the
                  Warrants to be properly issued in the name of Century City Securities and to properly reflect the beneficial ownership therein, including but not limited to making any required filings with the Securities and Exchange Commission to correct such error.

         4. All other terms and conditions of those Agreements entered into in connection with the purchase set forth above shall remain unchanged as a result of this Amendment.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment to be effective as of the date first herein above set forth.


                                           TEAM COMMUNICATIONS GROUP, INC.



                                           By: /s/ JONATHAN D. SHAPIRO
                                              ----------------------------------
                                              Jonathan D. Shapiro, its President
                                              and Chief Operating Officer


                                           VMR SA LUXEMBOURG


                                           /s/ FLORIAN HOMM
                                           -------------------------------------

                                           By Florian Homm, its Chairman